UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Hecla Mining Company

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SUPPLEMENTAL INFORMATION RELATED TO PROPOSAL 3 – APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION

These supplemental materials are being filed to supplement the definitive proxy statement (the “Proxy Statement”) filed by Hecla for its 2020 Annual Meeting of Shareholders which was filed with the Securities and Exchange Commission on April 9, 2020. Specifically, it supplements the disclosure included in the Proxy Statement relating to Proposal 3 - Approval, on an Advisory Basis, of our Executive Compensation (the “say-on-pay”), to address certain shareholder voting recommendations published by ISS.

Hecla Listens to its Shareholders.

Institutional Shareholder Services (“ISS”) issued a report stating the Company’s Compensation Committee (the “Committee”) “did not demonstrate adequate responsiveness to last year's low say-on-pay vote”, because “no changes were made to pay programs following the 2019 vote and the company did not address investor feedback regarding above-median benchmarking.”   ISS concluded this despite:

●	The Committee reducing CEO compensation from a targeted 75th percentile to only 6% above the median benchmark;

●	The Committee used negative discretion for a second year to reduce total direct compensation to the named executive officers (“NEOs”) below the median; and

●	Hecla 2019 share performance was better than all but two of the ISS peers.

Committee Responsiveness

In 2019 the Committee reduced the CEO’s targeted total direct compensation to a level that was only 6% above the median of Hecla’s peer group by lowering the targeted long-term incentive compensation $240,000. For the year, the CEO’s base salary was set below the 25th percentile, the short-term compensation was targeted near the 25th percentile, and the long-term compensation was targeted at the 75th percentile. The resulting total targeted direct compensation is only 6% above the median.

The Committee has always responded to the say-on-pay vote and has received consistent feedback from shareholders stating they appreciate the Company asking their opinions in its annual outreach efforts, and implementing many of the suggested changes. In 2017, Hecla received 96% approval by shareholders for say-on-pay on the heels of a year in which compensation was paid at above target and above median. This overwhelmingly positive endorsement signaled that shareholders were satisfied with the structure of the executive compensation program, and no changes were made to the program in establishing the targeted compensation for 2018.  In the 2018 say-on-pay vote, shareholder approval declined to 68%.  The Committee reacted to this by exercising negative discretion to the short-term incentive.  However, structural changes to the executive compensation system were not implemented.  The say-on-pay vote in 2019 declined further to 59% and in response, the Committee (i) applied negative discretion to incentive plan payouts, and (ii) implemented structural changes to the compensation program, including reducing the long-term incentive target by 10%, introducing an absolute TSR benchmark and converting TSR into a multiplier or divider. Furthermore, the Committee exercised negative discretion and reduced the CEO’s targeted total direct compensation by almost 13%.

While the CEO’s targeted total direct compensation is now only slightly above the median, other NEO’s have targeted total direct compensation closer to the 75th percentile which is why the philosophy is generally described as targeting median to 75th percentile. Given that our COO and CFO have significant industry experience and came to Hecla from substantially larger mining companies where they held the same positions, the Committee finds it appropriate in those cases to target compensation close to the 75th percentile to attract commensurate talent and experience. However, the discretion of the Committee and compensation plan design changes described above make it clear that achieving higher than median pay requires accomplishing key strategic goals.

ISS Peers: Composition and Share Performance

Notwithstanding that the North American mining industry is dominated by Canadian companies, the ISS peer group only includes companies that are incorporated in the United States, and from industries such as chemicals to agricultural products (with the exception of one mining company). The market capitalizations of the companies range from $54 million to $2.8 billion, and only one operates in the same locations where we do. All of Hecla’s peers are mining companies, sharing at least one of the following characteristics: (i) incorporated in the United States, (ii) an office in Vancouver where our co-headquarters is located, or (iii) operate mines where Hecla’s primary operations are located – the United States, Canada, and Mexico.

While the ISS peers are not from comparable industries or locations, Hecla’s CEO compensation is in line with the five ISS peer companies whose market capitalization is similar to Hecla’s, roughly $1 to $2 billion.

Since the ISS peers are in a variety of industries, their 2019 share performance was variable with a high of 80% to a low of -27%. Among that peer group, Hecla is the third best performer and Hecla’s CEO total direct compensation (Base Salary, Short-term Incentive, and Long-term Incentive) is the 6th highest. Compared to the ISS peers Hecla compensation is reasonable, and should garner a vote in favor of say-on-pay.

Pay is in Line with Peer Group Performance

Hecla MINING COMPANY

- ISS Peers are 13 industrial companies and 1 mining
  - Market cap average of $900 million
  - 7 companies smaller than $495 million
  - Hecla is the 4th largest
- Equity performance of the companies is mixed
  - 80% was the best performance
  - Hecla was third best at 44% just behind the second best at 46%
  - -27% was the worst
- Hecla CEO was the 6th highest paid adjusted for the pension
  - 3rd highest if pension calculations are included for each company

NYSE: HL

RESPONSIBLE. SAFE. INNOVATIVE. | 4

Conclusion

Hecla listens to our shareholders. We take their comments into account each year. And many of the changes we have made to improve our compensation system over the prior years have been as a direct result of shareholder feedback obtained from its outreach programs.

We find it unreasonable for ISS to conclude our compensation program is not responsive to shareholder feedback and to recommend shareholders vote against say-on-pay for a year in which the following occurred:

●	ISS conceded that Hecla’s stock performance was good (up 44%);

●	Financial performance by the Company was mixed;

●	The Committee reduced executives’ total targeted and actual direct compensation;

●	Negative discretion was used by the Committee to reduce short-term payouts;

●	Long-term incentives were less than the prior year;

●	NEOs’ performance share units were forfeited for the second year in a row; and

●	The increase in CEO compensation was due solely to a change in pension value, which itself was due to a decline in the discount rate, something completely out of the Company’s control.

As a result, the Company’s Board of Directors and Compensation Committee each continue to recommend a vote FOR the Say-on-Pay proposal.